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                                                                    EXHIBIT 99.1


NOBLE AFFILIATES, INC.
P. O. Box 1967
Ardmore, Oklahoma 73402

For more information, contact:
William D. Dickson - (405) 223-4110

FOR IMMEDIATE RELEASE:

             NOBLE AFFILIATES, INC. ADOPTS STOCKHOLDER RIGHTS PLAN


       ARDMORE, Oklahoma, August 27, 1997 -- Noble Affiliates, Inc. announced today that its board of directors has adopted a stockholder rights plan. The plan is designed to assure that the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other abusive takeover tactics to gain control of Noble Affiliates, Inc. without paying all stockholders a fair price.

       Robert Kelley, Chairman, President and Chief Executive Officer of Noble Affiliates, stated: "We do not know of any plan to accumulate Noble Affiliates' capital stock for the purpose of obtaining control of the Company, and the rights plan was not adopted in response to any specific takeover proposal. The adoption of stockholder rights plans has become a common practice among United States corporations. It enables a board of directors to better represent the stockholders in a manner that will permit them to realize the long-term value of their investment in the Company. The Noble Affiliates rights plan will not and is not intended to prevent a takeover of the Company on terms that are fair to, and are in the best interests of, all stockholders, but it should encourage any person seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."

       Under the Noble Affiliates rights plan, the Company has declared a dividend of one right ("Right") on each share of Common Stock of the Company. Each Right will entitle the holder to purchase one one-hundredth of a share of a new Series A Junior Participating Preferred Stock, par




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value $1.00 per share, of the Company ("Preferred Shares") at an exercise price of $150.00. The Rights are not currently exercisable and will become exercisable only if a person or group acquires beneficial ownership of 15 percent or more of Noble Affiliates' outstanding Common Stock or announces a tender offer or exchange offer the consummation of which would result in beneficial ownership by a person or group of 15 percent or more of the outstanding Common Stock. The Rights are subject to redemption by the Company for $.01 per Right at any time prior to the tenth day after the first public announcement of the acquisition by a person or group of beneficial ownership of 15 percent or more of the Company's Common Stock. In addition, the Board of Directors is authorized to amend the Rights plan at any time prior to such time as the Rights become exercisable.

       If a person or group acquires beneficial ownership of 15 percent or more of the Company's Common Stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, a number of Noble Affiliates' shares of Common Stock having a market value of twice such price. In addition, if Noble Affiliates is acquired in a merger or other business combination transaction after a person has acquired beneficial ownership of 15 percent or more of the Company's Common Stock, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's shares of common stock having a market value of twice such price. Following the acquisition by a person or group of beneficial ownership of 15 percent or more of the Company's Common Stock and prior to an acquisition of beneficial ownership of 50 percent or more of the Company's Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group, which will have become null and void and nontransferable), in whole or in part, at an exchange ratio of one share of Common Stock (or one one-hundredth of a Preferred Share) per Right.





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       The dividend distribution will be made on September 8, 1997, payable to stockholders of record at the close of business on that date. The Rights will expire on September 8, 2007.

       Further information regarding the Rights is contained in a letter that will be mailed to all holders of the Company's Common Stock.

       Noble Affiliates, Inc. is an independent energy company with exploration and production operations throughout major basins in the United States, including the Gulf of Mexico, as well as international operations primarily in Argentina, China, Ecuador, Equatorial Guinea and the U.K. Sector of the North Sea. Its common stock is listed on the NYSE under the symbols "NBL."





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